Exhibit 10.1

Procore Technologies,Inc. 6309 Carpinteria Avenue Carpinteria, CA 93013 866 477 6267 procore.com

March 10, 2026

Rachel Pyles

VIA EMAIL:

Dear Rachel,

I wanted to personally thank you for taking the time to interview with Procore Technologies, Inc. (the “Company”). I’m thrilled to formally extend to you an offer to join our team of Groundbreakers who are shaping the Procore of tomorrow. Here, you can craft a career, make an impact, and connect to something larger than yourself. Before you start your journey with us, we need you to review and sign this conditional offer of employment.

POSITION. Your initial title will be Chief Financial Officer Designate, and you will serve in that position until April 1, 2026, at which point you will be appointed as Chief Financial Officer (“CFO”). In each case, you will serve in a full-time capacity and report to Chief Executive Officer (“CEO”) Ajei Gopal. We may change your position, duties, and work location from time-to-time at our discretion. Pending satisfactory completion of our pre-employment background investigation, your agreed upon start date as Chief Financial Officer Designate will be March 10, 2026 or such other date that may be mutually agreed between you and Procore (such date, the “Initial Start Date”).

WORK LOCATION. Your work location will be Remote US and your work model is Remote, meaning you are not required to work from a Procore office, but you will be expected to travel to Procore locations from time-to-time, as needed. As a remote employee, you will be taxed per your home state. As a remote-friendly workplace, Procore strives to provide a flexible working environment, but is also required to follow all applicable state and local laws. You will be required to follow certain policies and procedures to ensure compliance with tax, benefits, information security, and legal issues in connection with your work location. In addition, any change in your permanent work location recorded with Procore that is outside of the U.S. requires prior written approval from the CEO.

SALARY SUMMARY. If you accept this offer, and we hope you do, your annualized base salary will be $450,000, payable from the Initial Start Date in bi-weekly installments every other Friday, or sooner as required by applicable state law. Your salary may be adjusted from time-to-time, including through increases or decreases, in Procore’s sole discretion or pursuant to employee compensation policies in effect.

All amounts of compensation and other remuneration payable to you is before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required or authorized withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

This position is an exempt position, which is intended to compensate you for all hours worked and means you will not receive overtime pay. All applicable wage notices required by law will be provided to you prior to employment.

INCENTIVE BONUS. During each fiscal year in which you are employed by the Company as CFO, you will be eligible for incentive bonus compensation with a target bonus equal to 75% of your annual base salary, subject to the terms and conditions of the Company’s Cash Incentive Bonus Plan, as such may be amended from time to time. The Company’s Cash Incentive Bonus Plan documentation contains important information including eligibility, pro-ration for employees hired mid-year or on a leave of absence, and the metrics used to track the Company’s achievement of financial performance targets for the applicable bonus year.

SIGNING BONUS. In addition, you will receive a one-time sign-on bonus of $50,000. This bonus will be payable in your first paycheck. This bonus is subject to federal, state and local withholding and other applicable taxes and will appear on your year-end W-2 form. It is understood that this amount must be refunded in full to Procore if you do not complete one (1) continuous year of employment with the Company as a result of your voluntary termination of employment with the Company or your termination by the Company for cause.

RESTRICTED STOCK UNITS. On the Initial Start Date, you will be granted an award (the “Award”) of restricted stock units covering shares of the Company’s common stock (“RSUs”) with an aggregate target value of $13,500,000 (the “Target Value”). The Award is subject to the approval of the Company’s Board of Directors (the “Board”), which has the sole discretion to approve any grant, and will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), as well as the terms and conditions of the applicable equity award agreement and notice of grant (collectively, the “Grant Documents”), which Grant Documents will supersede any terms set forth in this letter. The Grant Documents will be provided to you as soon as practicable after the date of grant. You will be required to sign or otherwise accept the terms and conditions of the Grant Documents in accordance with the Company’s acceptance procedures.

If the Award is approved by the Board or by a designated committee authorized to grant the Award, the Award will be split into two separate RSU grants:

●

The first RSU grant (the “Time-Based RSUs”) will have a target value of $8,100,000 and will vest, if at all, based on the satisfaction of a service-based vesting requirement set forth in the Grant Documents. Subject to the terms of the Grant Documents and the Severance Agreement (as defined below), the service-based requirement will generally be met over four years in accordance with the following schedule: (i) 25% of the Time-Based RSUs will meet the service-based requirement on the first anniversary of the Company Vesting Date (as defined below) that most closely precedes the Initial Start Date, and (ii) 1/16th of the Time-Based RSUs will meet the service-based requirement on each Company Vesting Date thereafter, assuming and subject to your continued service to the Company or its affiliates through each such date. “Company Vesting Date” means each February 20, May 20, August 20, and November 20.

●

The second RSU grant (the “Performance-Based RSUs”) will have a target value of $5,400,000 and will vest, if at all, based on the satisfaction of both performance-based and service-based vesting requirements (collectively, the “PSU Vesting Requirements”) set forth in the Grant Documents. Subject to the terms of the Grant Documents and the Severance Agreement, the PSU Vesting Requirements will generally be met over approximately three years in accordance with the following schedule: up to 200% of the Performance-Based RSUs may become eligible to vest (such portion that actually becomes eligible to vest, as determined by the Board or an authorized committee thereof, the “Eligible PSUs”) based on the applicable percentile ranking of the Company’s total shareholder return (“TSR”), as set forth in the Grant Documents, as measured over the three-year period beginning on (and including) the Initial Start Date when compared to the TSR of the companies that comprise the S&P CI Information Technology Index over the same three-year period. Subject to the terms of the Grant Documents, the Eligible PSUs, if any, will vest on the next Company Vesting Date following the date that the number of Eligible PSUs is determined by the Board or an authorized committee thereof, assuming and subject to your continued service to the Company or its affiliates through such Company Vesting Date.

SEVERANCE BENEFITS. Subject to Board approval, as of your appointment as Chief Financial Officer Designate on the Initial Start Date, you will be eligible for severance benefits under and in accordance with the terms of that certain Executive Severance Agreement, dated as of the date of this letter, by and between you and the Company (the “Severance Agreement”).

EMPLOYEE BENEFITS. As an employee, you will be entitled to participate in Procore’s employee benefit plans and arrangements, subject to the terms and conditions of the official plan documents in effect.

In addition, you will be entitled to paid time off in accordance with the Company’s Procore Values Time Off (PVT) policy, as well as our Sick Time Off (STO) policy as in effect from time to time. Carryover, if any, and payout of PVT and STO upon termination, if any, will be governed by applicable policies and law in effect at the time of carryover and/or termination. Procore reserves the right to change and/or eliminate benefits and policies from time to time at its discretion.

If you accept this offer and are hired, you will receive a benefits enrollment packet offered by Procore and copies of summaries of the employee benefit plans in which you may be eligible to participate. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the current plan documents and nothing in this letter can modify those provisions of the plans.

WORK AUTHORIZATION. Your offer and your continued employment is contingent on your eligibility to work in the U.S.

AT-WILL EMPLOYMENT. Your employment with the company has no set time period. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time with or without advance notice and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the CEO that expressly alters the fact that your employment is at-will. Except for the CEO, no director, manager, supervisor or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Only the CEO has the authority to make any agreement contrary to the foregoing and then only in writing. Nothing elsewhere in this letter should be read to alter the at-will nature of your anticipated employment with the Company or to alter any other term in this paragraph.

CONDITIONS. This conditional offer letter is also subject to the terms set forth in Attachments A and B, which include, but are not limited to, the Company’s background investigation requirement, Proprietary Information and Inventions Agreement requirement, as well as the following provisions: Confidential Information, Clawback Policy, Arbitration, and Authorization.

Further, this offer will be withdrawn (regardless of whether or not you have already signed it) if any of the conditions to employment set out in this letter and Attachments A and B are not satisfied prior to your first day of employment or sooner, as instructed, so that we may begin this journey with you. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not alter any personal circumstances in reliance on this conditional offer. Generally, the background investigation process takes 2 weeks. If you have any questions regarding where we are in the screening process, please do not hesitate to contact your recruiter.

SUMMARY. This letter, including the terms and expectations set forth under Attachments A and B, the Severance Agreement, and, if applicable, any of your obligations with respect to the securities of the Company (including, without limitation, your obligations under any grant agreement or equity plan), constitutes the entire agreement between you and the Company relating to their terms, and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, between you and the Company regarding their subject matter. Except as provided herein, this letter and the terms set forth under Attachments A and B (except for terms reserved to the Company’s discretion) may not be amended or modified except by an express written agreement signed by you and the Chief People Officer of the Company.

We’re excited for you to join us and hope you find the above terms agreeable. Indicate your acceptance of our offer by signing and dating this letter and returning it to Procore. This offer is valid until March 10, 2026.

Sincerely,

/s/ Ajei Gopal

Ajei Gopal

President and Chief Executive Officer

Procore Technologies, Inc.

By signing below, I acknowledge that I have been furnished with a copy of this offer and any applicable attachments including, but not limited to, Attachments A and B, and that I understand and agree to the terms set forth above.

Acknowledgement and Acceptance of Terms:

/s/ Rachel Pyles	March 10, 2026
Rachel Pyles	Date Signed

ATTACHMENT A

By signing the attached offer letter, you also acknowledge and agree to the below as a condition of your at-will employment with Procore. Any amendments to or changes in the following must follow the Amendment requirements as set forth in the offer letter.

PROCORE EQUAL OPPORTUNITY STATEMENT

Procore Technologies Inc., a Delaware Company (“the Company”), is an equal opportunity employer. All qualified applicants will be considered without regard to age (40 and over), race, color, sex, religion, national origin, ancestry, citizenship, veteran status, sexual orientation or preference, physical or mental disability, or any other characteristic protected under applicable federal, state or local law.

BACKGROUND INVESTIGATION. This offer is further contingent upon successful completion of a background investigation consistent with applicable federal, state and local law (which may include, but is not limited to, a reference check, background check of employment, education history, criminal history, credit history (to the extent appliable to your role), and verification of driving record (to the extent applicable to your role), and verification of the information contained in your employment application, including satisfactory results in the verification of references, if applicable. To enable us to conduct these background checks and other reviews, you will receive authorization forms. Please sign and return these promptly so the background investigation process may begin. Failure to do so may result in rescission of this conditional offer of employment.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Procore employees, you will be required, as a condition to your employment with the Company, to sign and return the Company’s Proprietary Information and Inventions Agreement on or before your first day of employment. This will be sent to you shortly and must be signed prior to your first day at Procore.

CONFIDENTIAL INFORMATION. In your work for Procore, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Procore. You further confirm that you will not bring any documents or proprietary data or materials of any kind, electronic or otherwise, belonging to your current or former employer, or other person or entity to whom you have an obligation of confidentiality, to Procore without written authorization from your current or former employer, or other applicable person or entity. If you have any questions about the ownership of particular documents or other information, discuss such questions with your current or former employer, or other applicable person or entity, before removing or copying the documents or information. By signing this offer letter, you represent and warrant that (i) you are not party to any agreement or subject to any policy applicable to you that would (a) prevent or restrict your ability to perform the duties and expectations of the position offered or engage in activities competitive with the activities of your current or former employer or (b) prevent or restrict you from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your current or former employer, and (ii) if you are subject to such an agreement or policy, (a) you have complied and will continue to comply with your obligations, and (b) your employment with the Procore does not violate any such agreement or policy. Employment with the Company is contingent upon confirmation that you are not subject to any legal restrictions on your activities in your work for the Company.

CLAWBACK POLICY. The compensation described in the attached offer letter or other compensation paid to you in connection with your employment with the Company may be subject to recoupment in accordance with any generally applicable clawback policy that the Company adopts, including the Company’s Incentive Compensation Recoupment Policy, effective December 1, 2023, or any other clawback policy the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or other applicable law. In addition, the Board may, from time to time, impose such other clawback, recovery, or recoupment provisions as the Board determines necessary to comply with the Dodd-Frank Act or other applicable law, including, but not limited to, a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property paid to you during the course of your employment with the Company.

ARBITRATION. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Austin, TX, by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement, shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall:

●	have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law;
●	issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and
●

be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this provision is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Notwithstanding any term in this provision, the above is subject to any prohibitions or restrictions under federal, state, or local law including, but not limited to, claims under the Ending Forced Arbitration of Sexual Assault and Harassment Act.

ATTACHMENT B

AUTHORIZATION

I understand that omissions or any verbal or written statement that is false, fraudulent or misleading that is contained in any information conveyed prior to me signing this Authorization, or is made in the course of any related employment process, whether made by me or by others at my request, will result in denial of or termination from my employment, regardless of when such information is discovered.

I authorize the Company to secure background information on my work record, education, and other matters related to my suitability for an internship and employment.

I hereby give my consent to any former employer, personal reference or other source to provide employment-related information about me to the Company without giving me prior notice of such disclosure. I agree to hold the Company and all providers of information harmless from any claims, demands, or liabilities arising out of or in any way related to the furnishing or receiving of information related to the hiring process.

I understand that I may be asked to submit to a credit history check and/or criminal history background check as a condition of my employment to the extent permitted under applicable law and/or required due to your specific anticipated role at Procore. In that event, I understand that I will be provided with separate notice and consent forms.

I understand that nothing contained in any information conveyed prior to me signing this Authorization, including but not limited to during any interview, or during my employment if hired, is intended to create an employment contract between the Company and me.

I understand that if hired, I will be required to provide original documents which verify my identity and right to work in the United States under the Immigration Reform and Control Act (IRCA) of 1986. The document(s) provided will be used for completion of Form I-9.

I hereby acknowledge that I have read and agree to the above statements.

Acknowledgement and Acceptance of Terms:

/s/ Rachel Pyles	March 10, 2026
Rachel Pyles	Date Signed